Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                             Six Months
                                            Ended May 31,
                                          ----------------
                                           2005       2004
                                           ----       ----

Net income                                $ 753      $ 535
Income tax benefit, net                      (2)        (4)
                                          -----      -----
Income before income taxes                  751        531
                                          -----      -----

Fixed charges
  Interest expense, net                     168        136
  Interest portion of rent expense(a)         8          9
  Capitalized interest                       10         17
                                          -----      -----

Total fixed charges                         186        162
                                          -----      -----

Fixed charges not affecting earnings
    Capitalized interest                    (10)       (17)
                                          -----      -----
Earnings before fixed charges             $ 927      $ 676
                                          =====      =====

Ratio of earnings to fixed charges         5.0x       4.2x
                                          =====      =====

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.


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